Exhibit 11.1

Consent

We hereby consent to the inclusion of our report dated March 12, 2026 relating to the consolidated financial statements of Delhi Bank Corp. and Subsidiary as of December 31, 2025 and 2024 and for the years then ended, included in Post-Qualification Amendment No. 9 to the Regulation A Offering Statement on Form 1-A dated March 12, 2026 filed with the U.S. Securities and Exchange Commission.

/s/ Baker Tilly US, LLP

Milwaukee, Wisconsin
March 12, 2026